            EXHIBIT 5   OPINION OF MULDOON MURPHY & FAUCETTE LLP

                              May 30, 2003




Board of Directors
Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts  01201

      Re: Issuance of 300,000 Shares of Common Stock Pursuant to the Berkshire Hills Bancorp, Inc. 2003 Equity Compensation Plan

Ladies and Gentlemen:

       We have been requested by Berkshire Hills Bancorp, Inc., a Delaware corporation (the "Company"), to provide our opinion in connection with the registration (the "Registration") of 300,000 shares of the Company's common stock, $.01 par value, to be issued as awards of restricted stock or upon the exercise of stock options granted or to be granted under the Berkshire Hills Bancorp, Inc. 2003 Equity Compensation Plan (the "Plan"). The Registration of the shares is being effected on Form S-8 under the Securities Act of 1933.

       We have made such legal and factual examinations and inquiries as we have deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures,
(ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, and
(iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiary.

       Based on the foregoing and limited in all respects to Delaware law, it is our opinion that the shares reserved for issuance under the Plan are duly authorized. With respect to shares of Company common stock issuable upon the exercise of stock options granted or to be granted under the Plan, upon payment for and issuance of the common stock upon exercise of such stock options, such shares of stock will be validly issued, fully paid and nonassessable. Further, with respect to the awards of restricted stock under the Plan, upon issuance of such shares of stock in the manner described in the Plan, they will be validly issued, fully paid and nonassessable.

Board of Directors
Berkshire Hills Bancorp, Inc.
May 30, 2003
Page 2


       The following provisions of the Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:

      (a) Subsections C.3 and C.6 of Article FOURTH which grant the Board the authority to construe and apply the provisions of that Article and subsection C.4 of Article FOURTH, to the extent that such section obligates any person to provide the Board the information such subsection authorizes the Board to demand, in each case to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon such authority; and

      (b) Article NINTH which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

       We note that, although certain portions of the Registration Statement on Form S-8 (the financial statements and schedules) have been included therein (through incorporation by reference) on the authority of "experts" within the meaning of the Securities Act, we are not experts with respect to any portion of the Registration Statement, including without limitation, the financial statements or schedules or the other financial information or data included therein.

       We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8, and we consent to the use of the name of our firm under the heading "Interests of Named Experts and Counsel" therein.


                                    Very truly yours,



                                    /s/ MULDOON MURPHY & FAUCETTE LLP